Exhibit 99.1

Press Release	Investor Contact: Will Gabrielski Vice President, Investor Relations 213.593.8208 William.Gabrielski@aecom.com	Media Contact: Brendan Ranson-Walsh Vice President, Global Communications & Corporate Responsibility 213.996.2367 Brendan.Ranson-Walsh@aecom.com

AECOM reports fiscal fourth quarter and full year 2018 results

LOS ANGELES (November 12, 2018) — AECOM (NYSE:ACM), a premier, fully integrated global infrastructure firm, today reported fourth quarter revenue of $5.3 billion and full year revenue of $20.2 billion. Net income and diluted earnings per share were $84 million and $0.52 in the fourth quarter, respectively. Net income and diluted earnings per share were $136 million and $0.84 for the full year. On an adjusted basis, diluted earnings per share(1) was $0.83 for the fourth quarter and $2.68 for the full year.

	Fourth Quarter
($ in millions, except EPS)	As Reported	Adjusted (Non-GAAP)		As Reported YoY % Change		Adjusted YoY % Change
Revenue	$5,306	—		9%		—
Operating Income	$177	$218	(1)	9%		9%
Net Income	$84	$134	(1)	(5)%		12%
EPS (Fully Diluted)	$0.52	$0.83	(1)	(5)%		12%
EBITDA	—	$233	(1)	—		4%
Operating Cash Flow	$532	—		112%		—
Free Cash Flow	—	$511	(2)	—		121%
Backlog	$54,070	—		14	%(3)	—

Financial Performance and Outlook:

•                  Organic(4) revenue increased by 9% in the fourth quarter and by 8% in the full year, resulting in record full year revenue of $20.2 billion.

•                  Total backlog increased by 14%(3) year-over-year to a new all-time high of $54.1 billion.

•                  Wins for the year increased by 23% to a record $28.4 billion, including wins of over $6 billion in all four quarters, and momentum has continued in the first quarter with more than $7 billion of large MS and CS wins in October.

•                  Fourth quarter free cash flow(2) of $511 million was a quarterly record, which drove full year free cash flow of $688 million and resulted in a fourth consecutive year of free cash flow over $600 million.

•                  Total debt declined by $256 million in the fourth quarter, and the Company executed a $150 million accelerated share repurchase (ASR) that reduced total shares outstanding by 3%.

Strategic Actions to Substantially Enhance Margins and Reduce Risk Profile:

•                  AECOM also announced strategic actions to improve profitability, de-risk its business profile and to prioritize investments in its highest-growth markets:

•                  Initiated a $225 million G&A reduction plan to maximize the profitability of the Company’s record $54 billion backlog; the majority of the cost reductions are expected to occur in the first half of fiscal 2019 and will primarily benefit the DCS segment where the fiscal 2019 adjusted operating income margin is expected to increase by at least 110 basis points to greater than 7%.

•                  Continued evaluation of the Company’s geographic exposure to prioritize investments in markets with higher growth prospects and where its competitive advantages are greatest, which includes the expectation to exit more than 30 countries.

•                  AECOM Capital formed a joint venture with Canyon Partners for a real estate investment fund that will generate management fees to support the segment’s overhead costs and which will limit AECOM’s future balance sheet commitments.

•                  Fiscal 2019 adjusted EBITDA guidance of $920 — $960 million reflects 12% growth at the mid-point as compared to fiscal 2018, which demonstrates the expected strong payback on the above initiatives.

•                  A more profitable and lower-risk business profile, combined with the Company’s capital allocation policy focused on shareholder returns, including $850 million remaining under the $1 billion Board stock repurchase authorization, is expected to result in consistently strong financial performance and shareholder value creation.

“Our fourth quarter and full year 2018 results include new records for revenue, backlog, wins and free cash flow, demonstrating the strength of our industry-leading franchises and setting a strong foundation for continued growth,” said Michael S. Burke, AECOM’s chairman and chief executive officer. “We are proud of these many accomplishments. However, our adjusted EBITDA for the fourth quarter and full year was below our expectations due to the timing of AECOM Capital asset sales, which we now expect in 2019, and execution challenges on a handful of projects in the Construction Services segment. Importantly, we are taking strategic actions from a position of strength that we expect will substantially improve our profitability and position us to fully capitalize on our record $54 billion backlog, which is reflected in our guidance for 12% adjusted EBITDA growth in fiscal 2019.”

“We are pleased to have delivered a record quarter of free cash flow and to continue our industry-leading track record of consistently strong cash performance, which enabled further debt reduction and capital returns to shareholders through the execution of a $150 million ASR,” said W. Troy Rudd, AECOM’s chief financial officer. “With our margin-enhancement initiatives well underway, the profitability of our record backlog is increasing. As a result, we remain focused on executing our capital allocation policy, which prioritizes further share repurchases under our $1 billion Board authorization while balancing the second-half seasonality of our cash flow and our 2.5x net leverage(6) target.”

Wins and Backlog

Full year wins were $28.4 billion, which set a new record for the Company, and resulted in a book-to-burn ratio(5) of 1.3. Wins included strength across the business, highlighted by a 2.5x book-to-burn ratio in the MS segment. Total backlog increased by 14%(3) over the prior year to $54.1 billion. In addition, the Company is off to a strong start in fiscal 2019, including more than $7 billion of large MS and CS wins in October.

Business Segments

Design & Consulting Services (DCS)

The DCS segment delivers planning, consulting, architectural and engineering design services to commercial and government clients worldwide in markets such as transportation, facilities, environmental, energy, water and government.

Revenue in the fourth quarter was $2.2 billion. Constant-currency organic(4) revenue increased by 11%. Full year revenue was $8.2 billion and constant-currency organic(4) revenue increased by 8%. This performance included 17% growth in the Americas in the second half of the year, which was driven by strong growth in the transportation and water markets, including work related to storm recovery efforts following last year’s hurricanes in the Southeastern U.S.

Fourth quarter and full year operating income was $126 million and $455 million, respectively. On an adjusted basis, fourth quarter and full year operating income(1) was $133 million and $483 million, respectively. Profitability in the Americas and Asia-Pacific regions was strong, which was partially offset by lower than expected volumes in the U.K. and costs associated with ongoing efforts in EMEA to improve profitability and align the business with current and expected market conditions.

Construction Services (CS)

The CS segment provides construction services for energy, sports, commercial, industrial, and public and private infrastructure clients.

Revenue in the fourth quarter was $2.1 billion. Constant-currency organic(4) revenue increased by 5%. Full year revenue was $8.2 billion, and constant-currency organic(4) revenue increased by 7%, led by double-digit growth in the Building Construction business for the fourth consecutive year and double-digit growth in the fourth quarter. This strength was partially offset by an expected decline in Power due to project completions in prior periods and lower volume following the Company’s decision to exit the fixed-price combined-cycle gas power plant construction market. Importantly, the Alliant Energy Riverside combined cycle gas power plant remains on schedule and on budget.

Fourth quarter operating income was $21 million and full year operating loss was $109 million. On an adjusted basis, fourth quarter and full year operating income(1) was $46 million and $156 million, respectively, which reflects strong contributions in the Power business and solid execution on the vast majority of projects underway. However, the Company experienced execution issues on a handful of projects, which offset otherwise strong performance.

Management Services (MS)

The MS segment provides program and facilities management and maintenance, training, logistics, consulting, technical assistance and systems-integration services and information technology services, primarily for agencies of the U.S. government, national governments around the world and commercial customers.

Revenue in the fourth quarter was $1.0 billion. Organic(4) revenue accelerated in the quarter to 14%. Full year revenue was $3.7 billion, and organic(4) revenue increased by 11%.

Operating income was $50 million and $200 million in the fourth quarter and full year, respectively. On an adjusted basis, operating income(1) was $60 million and $239 million in the fourth quarter and full year, respectively. Results for the fourth quarter and the full year represented strong execution across the portfolio of projects, and the benefits of nearly 120% backlog growth since the start of fiscal 2017.

AECOM Capital (ACAP)

The ACAP segment invests in and develops real estate, public private partnership (P3) and infrastructure projects. Operating income in the fourth quarter was $13 million and full year operating income was $4 million. In the quarter, ACAP also achieved the first close on a new third-party real estate investment joint venture with Canyon Partners.

Tax Rate

The effective tax rate was 15.1% and (11.1%) for the fourth quarter and full year, respectively. On an adjusted basis, the effective tax rate was 6.4% and 9.7% for the fourth quarter and full year, respectively. The Company’s adjusted tax expense in the fourth quarter included a $28 million benefit related to prior period federal audits. The Company’s GAAP tax expense in the fourth quarter included a $38 million impact for a valuation allowance against foreign tax credits resulting from U.S. tax reform. The adjusted tax rate was derived by re-computing the annual effective tax rate on earnings from adjusted net income.(7) The adjusted tax expense differs from the GAAP tax expense based on the taxability or deductibility and tax rate applied to each of the adjustments.

Cash Flow

Operating cash flow for the fourth quarter was $532 million and free cash flow(2) was $511 million, which set a new record for the Company. For the full year, AECOM generated operating cash flow of $775 million and free cash flow(2) of $688 million, which marked the fourth consecutive year of at least $600 million of free cash flow. Both operating cash flow and free cash flow increased by 11% as compared to the prior year.

Balance Sheet

As of September 30, 2018, AECOM had $887 million of total cash and cash equivalents, $3.7 billion of total debt, $2.8 billion of net debt and $1.32 billion in unused capacity under its $1.35 billion revolving credit facility. Total debt has declined by $1.7 billion since closing the URS acquisition in October 2014.

Financial Outlook and Impacts of Strategic Actions

AECOM is initiating fiscal 2019 financial guidance as follows:

Fiscal Year 2019 Outlook
Adjusted EBITDA(1)	$920 - $960 million
Adjusted EPS(1)	$2.60 – $2.90
Free Cash Flow(2)	$600 - $800 million
Adjusted Interest Expense (excluding amortization of deferred financing fees)	$200 million
Amortization(8)	$88 million
Full-Year Share Count	161 million
Effective Tax Rate for Adjusted Earnings(7)	~25%
Capital Expenditures(9)	~$120 million

AECOM expects the G&A reduction program to deliver $140 million of annual run-rate cost savings, net of any leakage and reinvestment, by the end of fiscal year 2021. Of the gross amount, the majority has already been actioned since the beginning of the fiscal year. The Company expects to incur restructuring costs of $80 to $90 million in fiscal 2019, the majority of which will occur in the first half of the fiscal year and will be excluded from the Company’s adjusted results. Total cash costs for the restructuring are expected to be between $60 and $70 million.

Also included in the Company’s fiscal 2019 guidance is approximately $13 million of adjusted EBITDA from AECOM Capital contributions.

Conference Call

AECOM is hosting a conference call today at 12 p.m. Eastern Time, during which management will make a brief presentation focusing on the Company’s results, strategies and operating trends. Interested parties can listen to the conference call and view accompanying slides via webcast at http://investors.aecom.com. The webcast will be available for replay following the call.

(1) Excluding acquisition and integration related items, financing charges in interest expense, foreign exchange gains, the amortization of intangible assets, financial impacts associated with expected and actual dispositions of non-core businesses and assets, and the revaluation of deferred taxes and one-time tax repatriation charge associated with U.S. tax reform. If an individual adjustment has no financial impact then the individual adjustment is not reflected in the Regulation G Information tables. See Regulation G Information for a reconciliation of Non-GAAP measures.

(2) Free cash flow is defined as cash flow from operations less capital expenditures net of proceeds from disposals.

(3) On a constant-currency basis.

(4) Organic growth is year-over-year at constant currency and excludes revenue associated with actual and planned non-core asset and business dispositions. Results expressed in constant currency are presented excluding the impact from changes in currency exchange rates.

(5) Book-to-burn ratio is defined as the amount of wins divided by revenue recognized during the period, including revenue related to work performed in unconsolidated joint ventures.

(6) Net debt-to-EBITDA is comprised of EBITDA as defined in the Company’s credit agreement, which excludes stock-based compensation, and net debt as defined as total debt on the Company’s financial statements, net of cash and cash equivalents.

(7) Inclusive of non-controlling interest deduction and adjusted for acquisition and integration expenses, financing charges in interest expense, the amortization of intangible assets and financial impacts associated with actual and planned dispositions of non-core businesses and assets.

(8) Amortization of intangible assets expense includes the impact of amortization included in equity in earnings of joint ventures and non-controlling interests.

(9) Capital expenditures, net of proceeds from disposals.

About AECOM

AECOM (NYSE:ACM) is built to deliver a better world. We design, build, finance and operate infrastructure assets for governments, businesses and organizations. As a fully integrated firm, we connect knowledge and experience across our global network of experts to help clients solve their most complex challenges. From high-performance buildings and infrastructure, to resilient communities and environments, to stable and secure nations, our work is transformative, differentiated and vital. A Fortune 500 firm, AECOM had revenue of approximately $20.2 billion during fiscal year 2018. See how we deliver what others can only imagine at aecom.com and @AECOM.

All statements in this press release other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including any projections of earnings, revenue, cost savings, profitability, cash flows, tax rate, share count, stock repurchases, interest expense, capital expenditures, amortization of intangible assets and financial fees, or other financial items, any statements of the plans, strategies and objectives for future operations, profitability, risk profile and investment strategies and any statements regarding future economic conditions or performance. Although we believe that the expectations reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements.

Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include, but are not limited to, the following: our business is cyclical and vulnerable to economic downturns and client spending reductions; we are dependent on long-term government contracts and subject to uncertainties related to government contract appropriations; governmental agencies may modify, curtail or terminate our contracts; government contracts are subject to audits and adjustments of contractual terms; impacts of the Tax Cuts and Jobs Acts legislation; we may experience losses under fixed-price contracts; we have limited control over operations run through our joint venture entities; we may be liable for misconduct by our employees or consultants or our failure to comply with laws or regulations applicable to our business; we may not maintain adequate surety and financial capacity; we are highly leveraged and may not be able to service our debt and guarantees; we have exposure to political and economic risks in different countries where we operate as well as currency exchange rate fluctuations; we may not be able to retain and recruit key technical and management personnel; we may be subject to legal claims and we may have inadequate insurance coverage; we are subject to environmental law compliance and we may have inadequate nuclear indemnification; there may be unexpected adjustments and cancellations related to our backlog; we are dependent on partners and third parties who may fail to satisfy their obligations; we may not be able to manage pension costs; we may face cybersecurity issues and IT outages; as well as other additional risks and factors that could cause actual results to differ materially from our forward-looking statements set forth in our reports filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

This press release contains financial information calculated other than in accordance with U.S. generally accepted accounting principles (“GAAP”). In particular, the Company believes that non-GAAP financial measures such as adjusted EPS, adjusted EBITDA, adjusted operating income, adjusted tax rate, adjusted interest expense, organic revenue, and free cash flow also provide a meaningful perspective on its business results as the Company utilizes this information to evaluate and manage the business. We use adjusted EBITDA, EPS and operating income to exclude the impact of non-operating items, such as amortization expense, taxes, acquisition and integration expenses, and non-core operating losses. We use free cash flow to represent the cash generated after capital expenditures to maintain our business. Our non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial information determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. A reconciliation of these non-GAAP measures is found in the Regulation G Information tables at the back of this release.

When we provide our long term projections for organic revenue growth, adjusted EBITDA, adjusted EPS growth, and free cash flow on a forward-looking basis, the closest corresponding GAAP measure and a reconciliation of the differences between the non-GAAP expectation and the corresponding GAAP measure generally is not available without unreasonable effort due to length of the forecasted period and potential high variability, complexity and low visibility as to items that would be excluded from the GAAP measure in the relevant future period.

AECOM

Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2017	Sep 30, 2018	% Change	Sep 30, 2017	Sep 30, 2018	% Change
Revenue	$4,856,388	$5,305,850	9.3%	$18,203,402	$20,155,512	10.7%
Cost of revenue	4,686,261	5,117,804	9.2%	17,519,682	19,504,863	11.3%
Gross profit	170,127	188,046	10.5%	683,720	650,649	(4.8)%

Equity in earnings of joint ventures	31,915	25,512	(20.1)%	141,582	81,133	(42.7)%
General and administrative expenses	(36,882)	(35,741)	(3.1)%	(133,309)	(135,787)	1.9%
Impairment of assets held for sale, including goodwill	—	—	0.0%	—	(168,178)	0.0%
Acquisition and integration expenses	(3,300)	—	(100.0)%	(38,709)	—	(100.0)%
(Loss) gain on disposal activities	—	(800)	0.0%	572	(2,949)	NM
Income from operations	161,860	177,017	9.4%	653,856	424,868	(35.0)%

Other income	2,399	2,593	8.1%	6,636	20,135	203.4%
Interest expense	(54,325)	(55,564)	2.3%	(231,310)	(267,519)	15.7%
Income before income tax expense	109,934	124,046	12.8%	429,182	177,484	(58.6)%

Income tax expense (benefit)	6,150	18,719	204.4%	7,706	(19,643)	NM

Net income	103,784	105,327	1.5%	421,476	197,127	(53.2)%

Noncontrolling interests in income of consolidated subsidiaries, net of tax	(15,296)	(21,350)	39.6%	(82,086)	(60,659)	(26.1)%

Net income attributable to AECOM	$88,488	$83,977	(5.1)%	$339,390	$136,468	(59.8)%

Net income attributable to AECOM per share:
Basic	$0.56	$0.53	(5.4)%	$2.18	$0.86	(60.6)%
Diluted	$0.55	$0.52	(5.5)%	$2.13	$0.84	(60.6)%

Weighted average shares outstanding:
Basic	157,529	158,605	0.7%	155,728	159,101	2.2%
Diluted	161,076	161,765	0.4%	159,135	162,261	2.0%

Balance Sheet and Cash Flow Information

(in thousands)

	September 30, 2017	September 30, 2018
Balance Sheet Information:
Total cash and cash equivalents	$802,362	$886,733
Accounts receivable — net	5,127,743	5,468,821
Working capital	1,103,843	997,645
Total debt, excluding unamortized debt issuance costs	3,896,398	3,673,463
Total assets	14,396,956	14,681,131
Total AECOM stockholders’ equity	3,996,126	4,092,780

AECOM

Reportable Segments

(in thousands)

	Design & Consulting Services	Construction Services	Management Services	AECOM Capital	Corporate	Total
Three Months Ended September 30, 2018
Revenue	$2,171,310	$2,118,303	$1,016,237	$—	$—	$5,305,850
Cost of revenue	2,046,205	2,100,849	970,750	—	—	5,117,804
Gross profit	125,105	17,454	45,487	—	—	188,046
Equity in earnings of joint ventures	1,311	4,644	4,357	15,200	—	25,512
General and administrative expenses	—	—	—	(2,059)	(33,682)	(35,741)
Loss on disposal activities	—	(800)	—	—	—	(800)
Income (loss) from operations	$126,416	$21,298	$49,844	$13,141	$(33,682)	$177,017

Gross profit as a % of revenue	5.8%	0.8%	4.5%	—	—	3.5%

Three Months Ended September 30, 2017
Revenue	$1,994,977	$1,970,992	$890,419	$—	$—	$4,856,388
Cost of revenue	1,892,599	1,938,464	855,198	—	—	4,686,261
Gross profit	102,378	32,528	35,221	—	—	170,127
Equity in earnings of joint ventures	3,814	5,678	13,124	9,299	—	31,915
General and administrative expenses	—	—	—	(2,120)	(34,762)	(36,882)
Acquisition and integration expenses	—	—	—	—	(3,300)	(3,300)
Income (loss) from operations	$106,192	$38,206	$48,345	$7,179	$(38,062)	$161,860

Gross profit as a % of revenue	5.1%	1.7%	4.0%	—	—	3.5%

AECOM

Reportable Segments

(in thousands)

	Design & Consulting Services	Construction Services	Management Services	AECOM Capital	Corporate	Total
Twelve Months Ended September 30, 2018
Revenue	$8,223,174	$8,238,852	$3,693,486	$—	$—	$20,155,512
Cost of revenue	7,783,863	8,198,480	3,522,520	—	—	19,504,863
Gross profit	439,311	40,372	170,966	—	—	650,649
Equity in earnings of joint ventures	15,811	21,534	28,588	15,200	—	81,133
General and administrative expenses	—	—	—	(11,228)	(124,559)	(135,787)
Loss on disposal activities	—	(2,949)	—	—	—	(2,949)
Impairment of assets held for sale, including goodwill	—	(168,178)	—	—	—	(168,178)
Income (loss) from operations	$455,122	$(109,221)	$199,554	$3,972	$(124,559)	$424,868

Gross profit as a % of revenue	5.3%	0.5%	4.6%	—	—	3.2%

Contracted backlog	$9,133,465	$9,333,822	$3,395,460	$—	$—	$21,862,747
Awarded backlog	7,525,817	7,144,572	14,577,130	—	—	29,247,519
Unconsolidated JV backlog	—	2,025,269	934,147	—	—	2,959,416
Total backlog	$16,659,282	$18,503,663	$18,906,737	$—	$—	$54,069,682

Twelve Months Ended September 30, 2017
Revenue	$7,566,800	$7,295,553	$3,341,049	$—	$—	$18,203,402
Cost of revenue	7,171,921	7,202,663	3,145,098	—	—	17,519,682
Gross profit	394,879	92,890	195,951	—	—	683,720
Equity in earnings of joint ventures	16,392	22,274	45,190	57,726	—	141,582
General and administrative expenses	—	—	—	(8,714)	(124,595)	(133,309)
Acquisition and integration expenses	—	—	—	—	(38,709)	(38,709)
Gain on disposal activities	572	—	—	—	—	572
Income (loss) from operations	$411,843	$115,164	$241,141	$49,012	$(163,304)	$653,856

Gross profit as a % of revenue	5.2%	1.3%	5.9%	—	—	3.8%

Contracted backlog	$8,790,860	$12,298,947	$3,144,225	$—	$—	$24,234,032
Awarded backlog	7,342,989	4,015,274	8,600,755	—	—	19,959,018
Unconsolidated JV backlog	—	2,344,320	1,012,506	—	—	3,356,826
Total backlog	$16,133,849	$18,658,541	$12,757,486	$—	$—	$47,549,876

AECOM

Regulation G Information

(in millions)

Reconciliation of Revenue to Amounts Provided by Acquired Companies

	Three Months Ended September 30, 2018			Twelve Months Ended September 30, 2018
	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies	Total	Provided by Acquired Companies	Excluding Effect of Acquired Companies

Revenue
AECOM Consolidated	$5,305.9	$77.5	$5,228.4	$20,155.5	$489.6	$19,665.9
Design & Consulting Services	2,171.3	—	2,171.3	8,223.2	—	8,223.2
Construction Services	2,118.3	77.5	2,040.8	8,238.9	489.6	7,749.3
Management Services	1,016.3	—	1,016.3	3,693.4	—	3,693.4

Reconciliation of Net Income Attributable to AECOM to EBITDA and to Adjusted EBITDA

	Three Months Ended
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018

Net income attributable to AECOM	$88.5	$60.9	$84.0
Income tax expense	6.2	33.1	18.8
Income attributable to AECOM before income taxes	94.7	94.0	102.8
Depreciation and amortization expense(1)	74.0	68.0	68.5
Interest income(2)	(1.8)	(2.3)	(2.1)
Interest expense(3)	50.8	52.7	52.5
EBITDA	$217.7	$212.4	$221.7

Non-core operating losses	3.7	18.7	17.5
Acquisition and integration related items	3.3	(6.5)	(4.4)
Loss on disposal activities	—	2.1	0.8
Depreciation expense included in non-core operating losses and acquisition and integration items above	—	(3.7)	(2.2)
Adjusted EBITDA	$224.7	$223.0	$233.4

(1) Includes the amount for noncontrolling interests in consolidated subsidiaries

(2) Included in other income

(3) Excludes related amortization

	Fiscal Years Ended September 30,
	2014	2015	2016	2017	2018

Net income (loss) attributable to AECOM	$229.9	$(154.8)	$96.1	$339.4	$136.5
Income tax expense (benefit)	82.0	(80.2)	(37.9)	7.7	(19 6)
Income (loss) attributable to AECOM before income taxes	311.9	(235.0)	58.2	347.1	116.9
Depreciation and amortization expense(1)	95.4	607.0	414.5	280.0	281.0
Interest income(2)	(2.2)	(4.8)	(4.3)	(5.5)	(9.6)
Interest expense(3)	38.5	282.5	225.8	212.4	249.4
EBITDA	$443.6	$649.7	$694.2	$834.0	637.7
Non-core operating losses	—	—	36.9	9.4	57.4
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Acquisition and integration related items	27.3	398.4	213.6	38.7	(10.9)
Loss (gain) on disposal activities	—	—	42.6	(0.6)	2.9
FX gain from forward currency contract	—	—	—	—	(9.1)
Depreciation expense included in non-core operating losses and acquisition and integration items above	—	(20.9)	(28.8)	(0.8)	(9.7)
Adjusted EBITDA	$470.9	$1,027.2	$958.5	$880.7	$836.5

(1) Includes the amount for noncontrolling interests in consolidated subsidiaries

(2) Included in other income

(3) Excludes related amortization

AECOM

Regulation G Information

(in millions)

Reconciliation of Total Debt to Net Debt

	Balances at:
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018
Short-term debt	$1.2	$47.4	$8.4
Current portion of long-term debt	140.8	125.6	134.7
Long-term debt, gross	3,754.4	3,756.7	3,530.4
Total debt, excluding unamortized debt issuance costs	3,896.4	3,929.7	3,673.5
Less: Total cash and cash equivalents	802.4	801.4	886.7
Net debt	$3,094.0	$3,128.3	$2,786.8

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow

	Three Months Ended
	Dec 31, 2016	Mar 31, 2017	Jun 30, 2017	Sep 30, 2017	Dec 31, 2017	Mar 31, 2018	Jun 30, 2018	Sep 30, 2018
Net cash provided by (used in) operating activities	$77.5	$(46.1)	$413.9	$251.4	$52.4	$118.4	$71.9	$531.9
Capital expenditures, net	(21.0)	(17.7)	(19.8)	(20.0)	(18.5)	(23.7)	(23.5)	(21.2)
Free cash flow	$56.5	$(63.8)	$394.1	$231.4	$33.9	$94.7	$48.4	$510.7

	Fiscal Years Ended September 30,
	2012	2013	2014	2015	2016	2017	2018
Net cash provided by operating activities	$433.4	$408.6	$360.6	$764.4	$814.2	$696.7	$774.6
Capital expenditures, net	(62.9)	(52.1)	(62.8)	(69.4)	(136.8)	(78.5)	(86.9)
Free cash flow	$370.5	$356.5	$297.8	$695.0	$677.4	$618.2	$687.7

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018
Reconciliation of Income from Operations to Adjusted Income from Operations
Income from operations	$161.9	$160.8	$177.0	$653.9	$424.9
Non-core operating losses	3.7	18.5	17.5	9.4	57.2
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Acquisition and integration related items	3.3	(7.9)	(4.8)	38.7	(12.7)
Loss (gain) on disposal activities	—	2.1	0.8	(0.6)	2.9
Amortization of intangible assets	30.1	28.4	27.4	113.6	116.4
Adjusted income from operations	$199.0	$201.9	$217.9	$815.0	$756.9

Reconciliation of Income Before Income Taxes to Adjusted Income Before Income Taxes
Income before income tax expense (benefit)	$110.0	$108.2	$124.1	$429.2	$177.5
Non-core operating losses	3.7	18.6	17.4	9.4	57.2
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Acquisition and integration related items	3.3	(7.9)	(4.8)	38.7	(12.7)
Loss (gain) on disposal activities	—	2.1	0.8	(0.6)	2.9
Amortization of intangible assets	30.1	28.4	27.4	113.6	116.4
FX gain from forward currency contract	—	—	—	—	(9.1)
Financing charges in interest expense	3.1	2.6	2.9	17.5	52.6
Adjusted income before income tax expense	$150.2	$152.0	$167.8	$607.8	$553.0

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018
Reconciliation of Income Taxes to Adjusted Income Taxes
Income tax expense (benefit)	$6.2	$33.1	$18.7	$7.7	$(19.7)
Tax effect of the above adjustments…	6.5	2.3	9.4	41.3	43.7
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	6.1	—	47.8
Valuation allowances	—	—	(25.0)	—	(25.0)
Adjusted income tax expense	$12.7	$35.4	$9.2	$49.0	$46.8

† Adjusts the income tax expense (benefit) during the period to exclude the impact on our effective tax rate of the pre-tax adjustments shown above.

Reconciliation of Noncontrolling Interest to Adjusted Noncontrolling Interests
Noncontrolling interests in income of consolidated subsidiaries, net of tax	$(15.3)	$(14.2)	$(21.4)	$(82.1)	$(60.7)
Acquisition and integration related items, net of tax	—	1.4	0.4	—	1.8
Amortization of intangible assets included in NCI, net of tax	(2.6)	(2.8)	(3.3)	(9.5)	(11.9)
Adjusted noncontrolling interests in income of consolidated subsidiaries, net of tax	$(17.9)	$(15.6)	$(24.3)	$(91.6)	$(70.8)

Reconciliation of Net Income Attributable to AECOM to Adjusted Net Income Attributable to AECOM
Net income attributable to AECOM	$88.5	$60.9	$84.0	$339.4	$136.5
Non-core operating losses	3.7	18.5	17.5	9.4	57.2
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Acquisition and integration related items	3.3	(6.5)	(4.4)	38.7	(10.9)
Loss (gain) on disposal activities	—	2.1	0.8	(0.6)	2.9
Amortization of intangible assets	30.1	28.4	27.4	113.6	116.4
FX gain from forward currency contract	—	—	—	—	(9.1)
Financing charges in interest expense	3.1	2.6	2.9	17.5	52.6
Tax effect of the above adjustments…	(6.5)	(2.3)	(9.4)	(41.3)	(43.7)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	(6.1)	—	(47.8)
Valuation allowances	—	—	25.0	—	25.0
Amortization of intangible assets included in NCI, net of tax	(2.6)	(2.8)	(3.3)	(9.5)	(11.9)
Adjusted net income attributable to AECOM	$119.6	$100.9	$134.4	$467.2	$435.4

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018
Reconciliation of Net Income per Diluted Share to Adjusted Net Income per Diluted Share
Net income attributable to AECOM — per diluted share	$0.55	$0.37	$0.52	$2.13	$0.84
Per diluted share adjustments:
Non-core operating losses	0.02	0.11	0.11	0.06	0.35
Impairment of assets held for sale, including goodwill	—	—	—	—	1.04
Acquisition and integration related items	0.02	(0.04)	(0.03)	0.24	(0.07)
Loss on disposal activities	—	0.01	—	—	0.02
Amortization of intangible assets	0.18	0.18	0.17	0.71	0.72
FX gain from forward currency contract	—	—	—	—	(0.06)
Financing charges in interest expense	0.02	0.02	0.02	0.11	0.32
Tax effect of the above adjustments…	(0.03)	(0.01)	(0.06)	(0.25)	(0.27)
Revaluation of deferred taxes and one-time tax repatriation charges associated with U.S. tax reform	—	—	(0.03)	—	(0.29)
Valuation allowances	—	—	0.15	—	0.15
Amortization of intangible assets included in NCI, net of tax	(0.02)	(0.02)	(0.02)	(0.06)	(0.07)
Adjusted net income attributable to AECOM — per diluted share	$0.74	$0.62	$0.83	$2.94	$2.68

Weighted average shares outstanding — diluted	161.1	163.2	161.8	159.1	162.3

Reconciliation of EBITDA to Adjusted Income from Operations
EBITDA(1)	$217.7	$212.4	$221.7	$834.0	$637.7
Non-core operating losses	3.7	18.7	17.5	9.4	57.4
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Acquisition and integration related items	3.3	(6.5)	(4.4)	38.7	(10.9)
Loss (gain) on disposal activities	—	2.1	0.8	(0.6)	2.9
FX gain from forward currency contract	—	—	—	—	(9.1)
Depreciation expense included in non-core operating losses, acquisition and integration expenses above	—	(3.7)	(2.2)	(0.8)	(9.7)
Adjusted EBITDA	$224.7	$223.0	$233.4	$880.7	$836.5
Other income	(2.4)	(2.7)	(2.6)	(6.6)	(20.1)
FX gain from forward currency contract	—	—	—	—	9.1
Interest income(2)	1.8	2.3	2.1	5.5	9.6
Depreciation(3)	(43.0)	(36.3)	(39.3)	(156.2)	(149.0)
Noncontrolling interests in income of consolidated subsidiaries, net of tax	15.3	14.2	21.4	82.1	60.7
Acquisition and integration related items included in NCI, net of tax	—	(1.4)	(0.4)	—	(1.8)
Amortization of intangible assets included in NCI, net of tax	2.6	2.8	3.3	9.5	11.9
Adjusted income from operations	$199.0	$201.9	$217.9	$815.0	$756.9

(1) See Reconciliation of Net Income Attributable to AECOM to EBITDA

(2) Included in other income

(3) Excludes depreciation from non-core operating losses and acquisition and integration expense

AECOM

Regulation G Information

(in millions, except per share data)

	Three Months Ended			Twelve Months Ended
	Sep 30, 2017	Jun 30, 2018	Sep 30, 2018	Sep 30, 2017	Sep 30, 2018

Reconciliation of Segment Income from Operations to Adjusted Income from Operations
Design & Consulting Services Segment:
Income from operations	$106.1	$120.4	$126.4	$411.8	$455.1
Non-core operating losses	3.8	0.7	0.9	9.4	2.8
Gain on disposal activities	—	—	—	(0.6)	—
Amortization of intangible assets	6.5	6.4	5.8	27.2	24.6
Adjusted income from operations	$116.4	$127.5	$133.1	$447.8	$482.5

Construction Services Segment:
Income (loss) from operations	$38.2	$9.3	$21.3	$115.2	$(109.2)
Acquisition and integration related items	—	(7.9)	(4.8)	—	(12.7)
Non-core operating losses	—	17.9	16.6	—	54.5
Impairment of assets held for sale, including goodwill	—	—	—	—	168.2
Loss on disposal activities	—	2.1	0.8	—	2.9
Amortization of intangible assets	10.6	12.3	11.7	34.4	52.6
Adjusted income from operations	$48.8	$33.7	$45.6	$149.6	$156.3

Management Services Segment:
Income from operations	$48.3	$66.2	$49.9	$241.1	$199.6
Amortization of intangible assets	13.1	9.7	9.9	52.1	39.2
Adjusted income from operations	$61.4	$75.9	$59.8	$293.2	$238.8

AECOM

Regulation G Information

FY19 GAAP EPS Guidance based on Adjusted EPS Guidance

(all figures approximate)	Fiscal Year End 2019
GAAP EPS Guidance	$1.72 to $2.07
Adjusted EPS Excludes:
Amortization of intangible assets	$0.55
Acquisition and integration related items	($0.09)
FY19 restructuring	$0.50 to $0.55
Financing charges in interest expense	$0.06
Tax effect of the above items*	($0.28)
Tax expense associated with U.S. tax reform	$0.09
Adjusted EPS Guidance	$2.60 to $2.90

*The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

FY19 GAAP Net Income Guidance based on Adjusted EBITDA Guidance

(in millions, all figures approximate)	Fiscal Year End 2019
GAAP Net Income Attributable to AECOM Guidance*	$277 to $332
Adjusted Net Income Attributable to AECOM Excludes:
Amortization of intangible assets, net of NCI	$88
Acquisition and integration related items	($15)
FY19 restructuring	$80 to $90
Financing charges in interest expense	$10
Tax effect of the above items**	($45)
Tax expense associated with U.S. tax reform	$15
Adjusted Net Income Attributable to AECOM	$442
Adjusted EBITDA Excludes:
Interest Expense	$204
Interest Income	($4)
Depreciation	$150
Taxes	$148
Adjusted EBITDA Guidance	$920 to $960

*Calculated based on the mid-point of AECOM’s fiscal year 2018 EPS guidance.

**The adjusted tax expense differs from the GAAP tax expense based on the deductibility and tax rate applied to each of the adjustments.

Note: the components in this table may not sum to the total due to rounding.

FY19 GAAP Tax Rate Guidance based on Adjusted Tax Rate Guidance

(all figures approximate)	Fiscal Year End 2019
GAAP Tax Rate Guidance	24%
Tax rate impact from adjustments to GAAP earnings	(2)%
Tax rate impact from inclusion of NCI deduction	3%
Effective Tax Rate for Adjusted Earnings Guidance	25%

FY19 GAAP Interest Expense Guidance based on Adjusted Interest Expense Guidance

(in millions, all figures approximate)	Fiscal Year End 2019
GAAP Interest Expense Guidance	$214
Financing charge in interest expense	$10
Interest income	$4
Adjusted Interest Expense Guidance	$200